Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
RESULTS FOR FISCAL THIRD QUARTER AND FIRST NINE MONTHS OF 2005;
START UP OF NEW EQUIPMENT TARGETED FOR CALENDAR YEAR-END 2005
GREEN BAY, WI (August 11, 2005)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract wet and dry wipes converting and printing, as well as specialty printing services and business imaging products, today announced results for its fiscal third quarter and first nine months of 2005. Sales for the quarter were $18,612,000, down 8% from $20,262,000 for the 2004 fiscal year third quarter. For the nine months, sales increased to $59,832,000 compared to $53,506,000 for the first nine months of fiscal 2004.
Earnings for the 2005 third quarter were $53,000, or $0.01 per share compared to last year’s third quarter income of $323,000, or $0.07 per share. For the first nine months of fiscal 2005 net income was $600,000, or $0.13 per share compared to the first nine months of fiscal 2004 net income of $897,000, or $0.20 per share.
“In anticipation of new products from new and existing customers, we announced, earlier during the fiscal third quarter, the acquisition of a PCMC “Clipper” wet wipes converter and a PCMC “Calypso” four lane wet wipe converter”, said Louis LeCalsey, III, Tufco’s President and CEO. “This new equipment, together with new down-stream equipment will dramatically increase our capacity and capabilities to meet customer requirements. We expect this equipment to be up and running by calendar year end.”
In commenting on the third quarter earnings, LeCalsey said, “We saw increased sales and earnings in our Business Imaging unit compared to last year. Also, for Contract Manufacturing, as we have previously stated, we are subject to consumer demand for our customers’ products. Market demand for products of certain of our customers continues to remain below expectations. Additionally, these market conditions affecting some of our key customers have postponed or delayed new product start-ups. For comparison purposes, there was a major product launch in the fiscal third quarter of 2004 which benefited that period.”
“On the positive side, our balance sheet remains strong. Additionally, we achieved a reduction in indirect and SG&A expense and are seeing results from our implementation of Six Sigma/Lean activities, which were introduced earlier this fiscal year, directed at reducing costs and increasing efficiencies. We believe these practices will not only have a positive impact on continuing operations, but also assist and benefit us during the start-up of the equipment and projects earlier mentioned”, he concluded.
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2005 results in comparison to fiscal 2004, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, or an inability of management to successfully reduce operating expenses in relation to net sales without damaging the long-term direction of the Company. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(Amounts in 000’s)

	June 30,
	2005	September 30,
	(Unaudited)	2004*
ASSETS
Cash & Cash Equivalents	$6	$8
Accounts Receivable — Net	9,087	12,639
Inventories	11,859	9,625
Other Current Assets	841	778

Total Current Assets	21,793	23,050
Property, Plant and Equipment — Net	15,394	16,329
Goodwill — Net	7,212	7,212
Other Assets	343	392

Total	$44,742	$46,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$4,570	$5,917
Accrued Liabilities	1,860	2,710

Total Current Liabilities	6,430	8,627
Long-Term Debt — Less current portion	2,000	2,500
Deferred Income Taxes	487	406
Common Stock and Paid-in Capital	25,136	25,136
Retained Earnings	11,745	11,145
Treasury Stock	(1,056)	(831)

Total Stockholders’ Equity	35,825	35,450

Total	$44,742	$46,983

*	Condensed from audited financial statements

TUFCO TECHNOLOGIES, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income
(Amounts in 000’s except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Net Sales	$18,612	$20,262	$59,832	$53,506
Cost of Sales	17,413	18,463	55,790	48,268

Gross Profit	1,199	1,799	4,042	5,238
SG&A Expense	1,140	1,208	3,476	3,625
(Gain) Loss on Asset Sales	(26)	2	(441)	3

Operating Income	85	589	1,007	1,610
Interest Expense	(24)	(28)	(45)	(57)
Interest Income and Other Income	6	5	25	13

Income Before Income Tax	67	566	987	1,566
Income Tax Expense	14	243	387	669

Net Income	$53	$323	$600	$897

Basic Earnings Per Share:
Net Income	$0.01	$0.07	$0.13	$0.20
Diluted Earnings Per Share:
Net Income	$0.01	$0.07	$0.13	$0.19
Weighted Average Common Shares Outstanding:
Basic	4,549,811	4,582,344	4,568,477	4,582,344
Diluted	4,557,468	4,618,659	4,591,224	4,604,431